UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                    November 9, 2007

AMSCAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21827	13-3911462
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Grasslands Road, Elmsford, New York	10523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:               (914) 345-2020

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[	]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD

Item 7.01	Regulation FD Disclosure

On November 9, 2007, James M. Harrison, President and Chief Operating Officer of Amscan Holdings, Inc. (the “Company”), will make a presentation (the “Presentation”) to certain investors associated with Western Presidio, one of the Company’s principal stockholders. At the Presentation, Mr. Harrison will provide non-GAAP financial measures. Set forth below is a description of the non-GAAP financial measures to be used in the Presentation and a reconciliation of each with the most directly comparable financial measures calculated in accordance with GAAP.

Pro Forma Revenues for the Twelve Months Ended September 30, 20071

The pro forma revenue for the twelve months ended September 30, 2007 is presented as $1,545.8 million. Such number is based on:

(i)         the aggregate of the Company’s preliminary estimate of revenues for the quarter ended September 30, 2007, its revenues for the first and second quarters of 2007 and its revenues for the fourth quarter of 2006, adjusted to take into account the following:

(ii)         adding the estimated revenues of Gags & Games, Inc. (“Gags & Games”) for the period from October 1, 2006 through June 1, 2007 when Gags & Games was acquired, excluding the revenues attributable to stores acquired from Gags & Games that were subsequently closed;

(iii)        adding the aggregate of Factory Card & Party Outlet (“Factory Card”) revenues on a preliminary basis for first two months of the third quarter of fiscal 2007, and its historical revenues for the first and second quarters of fiscal 2007, the fourth quarter of fiscal 2006 and the last month of the third quarter of fiscal 2006.

Similar adjustments were made in calculating the amounts and percentages of revenue attributable to the Retail and Wholesale segments of the Company’s business..

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1               In a subsequent slide, pro forma revenues is shown as $1,389.1 million. As compared to the pro forma revenues described above, the subsequent table reflects the amount of revenues net of intercompany sales between segments of $156.7 million.

Pro Forma Adjusted EBITDA for the Twelve Months Ended September 30, 20072

The pro forma adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) for the twelve months ended September 30, 2007 is presented as $166.4 million. Such number is based on: the pro forma earnings for the twelve months ended September 30, 2007 (aggregate of earnings of the Company for the first three quarters of 2007 and the fourth quarter of 2006, the earnings of Gags & Games from October 1, 2006 through June 1, 2007 and the earnings of Factory Card for the last two months of the third quarter and the first and second quarters of fiscal 2007 and the last month of the third quarter and the fourth quarter of fiscal 2006, determined in accordance with generally accepted accounting principles. Such amount was then adjusted by:

(i)         eliminating the estimated expenses historically incurred by Factory Card during the period as a result of a being a publicly reporting company;

(ii)         eliminating (A) interest charges during that period ($60.2 million), (B) income taxes for such period ($12.8 million) and(C) depreciation and amortization for such period ($42.3 million).

(iii)        In the Presentation, the adjusted EBITDA amount is adjusted principally for certain non-cash and non-recurring items aggregating $37.8 million as provided for in the definition of “adjusted EBITDA” in the Company’s current credit facilities.

Revenues for 2005, 2006 and 2007

In the Presentation, revenues for 2006 are shown as $1,128 million which includes a pro forma adjustment for the revenues of Party America for the first three quarters of 2006 ($113 million).

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2               In a subsequent slide, adjusted EBITDA is shown as $153.7 million. As compared to the pro forma adjusted EBITDA described above, the subsequent table adjusts the amount to reflect the elimination of the change in intercompany profit in retail inventories of $12.7 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSCAN HOLDINGS, INC. (Registrant)

By:	/s/ MICHAEL A. CORREALE
	Name:	Michael A. Correale
	Title:	Chief Financial Officer

Date: November 9, 2007